UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 20, 2012

Intelligent Communication Enterprise Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10822	25-1229323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

79 High Street
Singapore		179435
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		011-65 6595-6637

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS;
COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 20, 2012, Bala Balamurali submitted his resignation as a director of Intelligent Communication Enterprise Corporation (the “Company”), effective as of February 1, 2012.  Mr. Balamurali’s resignation was not the result of any disagreement between Mr. Balamurali and the Company on any matter relating to the Company’s operations, policies, or practices.

The Company’s board of directors has appointed Victor Jeffrey, the Company’s Chief Executive Officer, to fill the vacancy on the Board of Directors created by Mr. Balamurali’s resignation.

In November 2011, the Company purchased all of the issued and outstanding shares of Global Integrated Media Ltd, a company incorporated in Hong Kong, from Mr. Jeffrey’s wife, Clarita Ablazo Jeffery.  Under the terms of the agreement, the Company agreed to pay Mrs. Jeffery the purchase price of $1.9 million in its common stock, using the average closing price of its common stock over the previous 90 calendar days, which resulted in the issuance of 61,471,814 shares of its common stock to Mrs. Jeffery.  The purchase price was determined using a multiple of approximately 1.63 times estimated 2011 revenues, which the Company believed to be below the average industry revenue multiple for similar acquisitions in Singapore.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGENT COMMUNICATION
ENTERPRISE CORPORATION
Registrant

Date: February 6, 2012	By:	/s/ Sarocha Hatthasakul
Sarocha Hatthasakul
Chief Financial Officer